EXHIBIT 99.1
THE BON-TON STORES, INC. ANNOUNCES TWO KEY MANAGEMENT UPDATES
~Amendment to Contract of President and Chief Executive Officer, Bud Bergren~
~Promotion of Barbara Schrantz to Chief Operating Officer~
York, PA, January 24, 2011 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors unanimously approved an amendment to Bud Bergren’s Employment Agreement, which states Mr. Bergren will continue to serve as President and Chief Executive Officer through February 5, 2012. Mr. Bergren’s term as President and Chief Executive Officer will automatically renew for successive periods of one year unless either the Company or Mr. Bergren elects not to renew his term as President and Chief Executive Officer. Subsequent to Mr. Bergren’s term as President and Chief Executive Officer, he will continue as a director, and, at the Company’s election, will also serve as the Chairman of the Board until the annual meeting of shareholders that is at least 12 months following the end of the CEO Term.
Tim Grumbacher, Executive Chairman of the Board of Directors, commented, “We are very pleased that Bud has accepted the Board’s request to continue in his role as President and Chief Executive Officer. Bud provides significant leadership and insight to identify strategic initiatives as we leverage our operational and merchandising strengths. Bud’s vision, leadership and execution continue to guide us and we look forward to his ongoing contributions as we position our Company for future growth and profitability.”
Mr. Bergren commented, “I want to thank the Board of Directors and Tim for their continued support and confidence. We have significant opportunities to drive top-line growth and deliver improved profitability. I am very fortunate to have a strong, experienced management team and dedicated group of associates assisting me in the pursuit of these goals.”
Additionally, the Company announced that Barbara Schrantz, 52, has been promoted to the position of Chief Operating Officer, effective January 30, 2011. Ms. Schrantz is currently Executive Vice President, Sales Promotion and Marketing. In addition to her current responsibilities, Ms. Schrantz will have Stores, Visual, Logistics & Distribution, Loss Prevention, Construction, Human Resources, Corporate Procurement & Operations and Information Systems reporting to her.
Ms. Schrantz has 24 years experience in the department store industry. She has been Executive Vice President, Sales Promotion and Marketing since March 2009. Prior to that, Ms. Schrantz served as Executive Vice President, Stores and Visual since March 2008. She served as Senior Vice President, Merchandise Planning and Internet Marketing from September 2006 to February 2008, and as Senior Vice President, Product Development and Private Brand from September 2005 to August 2006. Before joining Bon-Ton, Ms. Schrantz held various merchandising posts of increasing responsibility, including Senior Vice President, General Merchandise Manager, at the 53-store Profitts/McRae’s division of Saks Incorporated for more than five years.
Bud Bergren commented, “We are pleased to recognize Barb’s contribution to Bon-Ton and to announce her promotion to Chief Operating Officer. Barb brings extensive retail experience to her new position and we are fortunate to have such a seasoned executive in this key role in support of the continued growth of our Company. I look forward to working with her to realize our plan for future growth and profitability. Please join me in congratulating Barb as she assumes her new responsibility and wishing her the very best for the future.”
Reporting directly to Mr. Bergren, effective January 30, 2011, will be Tony Buccina, Vice Chairman and President — Merchandising; Barbara Schrantz, Chief Operating Officer; Keith Plowman, Executive Vice President and Chief Financial Officer and Paul Ruby, Senior Vice President, Real Estate.
The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 275 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.